                                                              EXHIBIT (d)(1)(ii)


                              AMENDMENT NUMBER ONE
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT

         This Amendment Number One, dated June 1, 2004, to the Investment Advisory Agreement dated May 31, 1997 (the "Agreement") by and between Van Kampen Senior Loan Fund (formerly known as Van Kampen American Capital Prime Rate Income Trust) (the "Fund") and Van Kampen Asset Management (formerly known as Van Kampen American Capital Investment Advisory Corp.) ("Asset Management"), hereby amends the terms and conditions of the Agreement in the manner specified herein.

                               W I T N E S S E T H

         WHEREAS, the Board of Trustees of the Fund has approved a reduction in the investment management fee payable by the Fund to Asset Management; and

         WHEREAS, the parties desire to amend and restate Section 2. (a) of the Agreement relating to the investment management fee.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:

         Section 2.(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

         2. (a) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to Asset Management at the end of each calendar month an investment management fee computed based on a fee rate (expressed as a percentage per annum) applied to the average daily net assets of the Fund as follows:

           AVERAGE DAILY                  FEE AS A PERCENT PER ANNUM
           NET ASSETS                     OF AVERAGE DAILY NET ASSETS
           ------------------             ---------------------------
           First $500 million                      0.900%
           Next $1.0 billion                       0.850%
           Next $1.0 billion                       0.825%
           Next $500 million                       0.800%
           Over $3.0 billion                       0.775%


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

VAN KAMPEN SENIOR LOAN FUND                 VAN KAMPEN ASSET MANAGEMENT

By: /s/ Ronald E. Robinson                  By: /s/ John L. Sullivan
   ---------------------------                 ---------------------------
    Ronald E. Robinson                          John L. Sullivan
    Executive Vice President                    Managing Director
    and Chief Executive Officer